Exhibit 5.1

[Fenwick & West LLP Letterhead]

[Date]

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Re:	Diamond Foods, Inc.
Registration Statement Form S-4
Reg. No. 333-175025

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File Number 333-175025) (“Registration Statement”) filed by Diamond Foods, Inc., a Delaware corporation (“Company”), with the Securities and Exchange Commission (“Commission”) on June 20, 2011, as subsequently amended, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 29,143,190 shares of the Company’s Common Stock (“Stock”) pursuant to the terms of a Transaction Agreement, dated as of April 5, 2011 by an among The Procter & Gamble Company, the Wimble Company, the Company and Wimbledon Acquisition LLC (“Transaction Agreement”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the First Amended and Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State on July 20, 2005, as amended by a Certificate of Amendment filed with the Delaware Secretary of State on [ ], 2011.

(2)	the Company’s Restated Bylaws, adopted by the Company’s incorporator on February 18, 2005 and as amended on July 26, 2010.

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

(4)	the prospectus prepared in connection with the Registration Statement (“Prospectus”).

(5)	minutes of a meeting of the Company’s Board of Directors (“Board”) held on April 4, 2011 approving the terms, conditions, execution and delivery of the Transction Agreement, the sale of the Stock, the filing of the Registration Statement and the issuance of the Stock pursuant to the Transaction Agreement;

Diamond Foods, Inc.

[Date]

(6)	minutes of the special meeting of the Company’s stockholders on [ ], 2011 approving the issuance of the Stock pursuant to the Transaction Agreement;

(7)	a statement from the Company as of [ ], 2011 as to the number of (i) issued and outstanding shares of capital stock, (ii) issued and outstanding options, warrants and rights to purchase capital stock, and (iii) any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and stock purchase plans and all other plans, agreements or rights;

(8)	the following stock records of the Company: list of issued and outstanding options dated [ ], 2011; and a statement from the Company’s transfer agent as to the number of issued and outstanding shares of Common Stock and Preferred Stock as of [ ], 2011; and

(9)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (“Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Diamond Foods, Inc.

[Date]

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Laywers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, it is our opinion that the up to 29,143,190 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP